Exhibit 99.1

Badger Meter Reports Third Quarter 2018 Results

MILWAUKEE--(BUSINESS WIRE)--October 17, 2018--Badger Meter, Inc. (NYSE: BMI) today reported results for the third quarter ended September 30, 2018.

Third Quarter 2018 Highlights

  Net sales were $110.6 million for the third quarter of 2018, a 10.6% increase from sales of $100.0 million for the third quarter of 2017.
  GAAP net earnings and diluted earnings per share (EPS) were $2.9 million and $0.10, respectively, compared to $8.0 million and $0.27 in the comparable prior year period.
  Excluding the impact of pension termination settlement and executive retirement charges, adjusted EPS was a record $0.46 for the third quarter of 2018, a 70% increase from EPS of $0.27 in the third quarter of 2017.

Year-to-Date 2018 Highlights

  Net sales were $329.3 million for the nine months ended September 30, 2018, a 7.7% increase from sales of $305.8 million for the comparable prior year period.
  GAAP net earnings and EPS were $16.6 million and $0.57, respectively, compared to $27.3 million and $0.94 in the comparable prior year period.
  Excluding the impact of pension termination settlement and executive retirement charges, adjusted EPS was $1.14 for the nine months ended September 30, 2018, a 21% increase from EPS of $0.94 in the comparable prior year period.

Operating Results

“We are pleased with the results achieved in our third quarter, with record net sales for a third quarter, and an all-time record for adjusted EPS at $0.46 driven by higher domestic municipal sales of our flagship products, favorable sales mix, as well as continued international sales momentum, most notably in the Middle East,” said Richard A. Meeusen, chairman and chief executive officer of Badger Meter.

“Water utility sales grew mid-teens on both strong domestic residential and international sales, including further penetration of our E-Series® Ultrasonic water meters and ORION® Cellular endpoints. Sales of flow instrumentation products declined modestly in the third quarter against a strong comparison, with growth in key target markets, such as water & wastewater, offset by lower sales to de-emphasized end markets,” Meeusen continued.

“Gross profit margin improved 270 basis points to 39.7% in the third quarter of 2018 compared to 37.0% in the comparable prior year quarter. In order of contribution, the improvement was the result of the higher sales volumes, favorable utility sales mix and pricing.

Selling, engineering and administration expenses in the third quarter were $3.5 million higher on a year-over-year basis due primarily to $2.1 million of executive retirement charges, higher sales and incentive compensation as well as continued investments in research and development activities.”

Meeusen concluded, “Overall, I am extremely pleased with our results and execution on a number of fronts as we capitalize on favorable market momentum and leading technology offerings. I want to thank the outstanding Badger Meter employees across the globe for their customer focus and commitment.”

As previously announced, the company made the decision to terminate its pension plan. The third quarter and year-to-date results include the impact of the principally non-cash pension settlement charge of $11.7 million ($8.7 million or $0.29 per share after-tax) and $19.9 million ($14.8 million or $0.50 per share after-tax), respectively. In addition, in the third quarter, the company incurred a $2.1 million ($2.0 million, or $0.07 per share after-tax) non-cash charge for the immediate vesting of equity and cash awards in conjunction with Meeusen’s pending retirement.

Outlook

“We are optimistic about the remainder of the year and into 2019 for a number of reasons, including a solid backlog, continued customer acceptance of our new products, as well as the moderation of copper prices,” said Kenneth C. Bockhorst, president of Badger Meter. “In addition, we continue to advance our various innovative technologies, including D-Flow ultrasonic technology, which has the dual benefit of providing additional features for our customers while also improving our cost position.”

Bockhorst continued, “We believe the accelerating acceptance of our chosen technologies, continued operational efficiencies and an unrelenting eye on innovation bodes well for our future. Our participation in the AT&T Smart City Alliance is a prime example, where we continue to gain further insight into the tremendous opportunities in smart water solutions for utilities. We are excited about the many opportunities ahead to deliver superior shareholder value through both organic and inorganic investments facilitated by the strength of our balance sheet.”

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the company’s third quarter 2018 results today, Wednesday October 17, 2018 at 10:00 AM Central/11:00 AM Eastern time. Interested parties can listen to the call live on the Internet through the company’s website (www.badgermeter.com) or by dialing 1-866-393-4306 (US) or 1-734-385-2616 (International) and entering the passcode 1838615. A telephone replay of the conference call will be available through October 31, 2018 by dialing 1-855-859-2056 and entering the passcode 1838615. The webcast will be archived on the company’s website until its next earnings release.

Safe Harbor Statement

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. The company’s results are also subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter

Badger Meter is an innovator in flow measurement, control and communications solutions, serving water utilities, municipalities, and commercial and industrial customers worldwide. The company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$110,630	$100,008	$329,319	$305,790

Cost of sales	66,684	62,969	207,121	189,047

Gross margin	43,946	37,039	122,198	116,743

Selling, engineering and administration	28,212	24,724	80,139	74,023

Operating earnings	15,734	12,315	42,059	42,720

Interest expense, net	295	242	994	567
Other pension and postretirement costs (benefits)	11,787	(96)	19,799	249

Earnings before income taxes	3,652	12,169	21,266	41,904

Provision for income taxes	801	4,194	4,715	14,566

Net earnings	$2,851	$7,975	$16,551	$27,338

Earnings per share:

Basic	$0.10	$0.28	$0.57	$0.94

Diluted	$0.10	$0.27	$0.57	$0.94

Shares used in computation of earnings per share:

Basic	28,989,205	28,939,292	28,983,115	28,939,940

Diluted	29,197,160	29,118,048	29,181,543	29,113,408

BADGER METER, INC.

RECONCILIATION OF NON-GAAP PERFORMANCE MEASURES TO GAAP PERFORMANCE MEASURES
(in thousands, except share and earnings per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net earnings (GAAP measure)	$2,851	$7,975	$16,551	$27,338

Executive retirement charge, net of tax	1,998	-	1,998	-

Pension termination settlement charge, net of tax	8,652	-	14,786	-

Adjusted net earnings	$13,501	$7,975	$33,335	$27,338

Diluted earnings per share (GAAP measure)	$0.10	$0.27	$0.57	$0.94

Executive retirement charge, net of tax	0.07	-	0.07	-

Pension termination settlement charge, net of tax	0.29	-	0.50	-

Adjusted diluted earnings per share	$0.46	$0.27	$1.14	$0.94

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	September 30,	December 31,
	2018	2017
	(Unaudited)

Cash	$10,629	$11,164
Receivables	70,029	58,210
Inventories	84,345	85,172
Other current assets	5,881	4,077
Total current assets	170,884	158,623

Net property, plant and equipment	91,639	93,601
Intangible assets, at cost less accumulated amortization	57,301	59,326
Other long-term assets	10,238	12,753
Goodwill	71,258	67,424
Total assets	$401,320	$391,727

Liabilities and Shareholders' Equity

Short-term debt	$35,957	$44,550
Payables	24,860	28,601
Accrued compensation and employee benefits	12,381	15,509
Other current liabilities	4,668	4,449
Total current liabilities	77,866	93,109

Deferred income taxes	1,323	3,434
Long-term employee benefits and other	26,901	17,732
Shareholders' equity	295,230	277,452
Total liabilities and shareholders' equity	$401,320	$391,727

CONTACT:
Badger Meter, Inc.
Karen Bauer, (414) 371-7276
kbauer@badgermeter.com